UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 9, 2013

HCA HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-11239	27-3865930
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Park Plaza, Nashville, Tennessee	37203
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (615) 344-9551

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 9, 2013, the Board of Directors (the “Board”) of HCA Holdings, Inc. (the “Company”), based on the recommendation of the Nominating and Corporate Governance Committee of the Board, elected Ann Huntress Lamont, Managing Partner of Oak Investment Partners, to the Board, effective immediately. Ms. Lamont will also serve as a member of the Company’s Compensation Committee and Nominating and Corporate Governance Committee. Messrs. Michael W. Michelson and Stephen G. Pagliuca have resigned from membership on the Company’s Nominating and Corporate Governance Committee effective upon the appointment of Ms. Lamont to the committee. The Board has found Ms. Lamont to be independent for purposes of the listing standards of the New York Stock Exchange, applicable Securities and Exchange Commission rules and the Company’s Corporate Governance Guidelines. As a result, effective May 9, 2013, a majority of the members of the Company’s Compensation Committee and Nominating and Corporate Governance Committee will be independent directors. The Board also increased the size of the Board to 14 members.

Ms. Lamont was appointed as a director pursuant to the Company’s Amended and Restated Certificate of Incorporation and the Stockholders’ Agreement between the Company and Hercules Holding II, LLC, which provides that the Board may determine the number of directors which shall constitute the Board and that a majority of the members of the Board may fill a newly created directorship resulting from any increase in the number of directors on the Board.

Ms. Lamont will participate in the independent director compensation arrangements described in the Company’s proxy statement for its 2013 annual meeting of stockholders held on April 24, 2013, which was filed with the Securities and Exchange Commission on March 14, 2013.

On May 9, 2013, the Company issued a press release announcing the election of Ms. Lamont. The press release is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit 99.1 Press Release, dated May 9, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HCA HOLDINGS, INC.

/s/ John M. Franck II
John M. Franck II
Vice President – Legal & Corporate Secretary

Date: May 9, 2013

EXHIBIT INDEX

Exhibit 99.1  Press Release, dated May 9, 2013.